Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS FIRST QUARTER 2017 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – May 4, 2017 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 13-week first quarter ended April 2, 2017.

First Quarter Highlights:

•	Net sales of $1.1 billion; a 14% increase from the same period in 2016
•	Comparable store sales growth of 1.1% and two-year comparable store sales growth of 5.9%
•	Net income of $46 million; flat from the same period in 2016
•	Diluted earnings per share of $0.33; a 10% increase from the same period in 2016
•	Increased the Company’s sales and EPS guidance

“In an industry with continued deflationary challenges, I am extremely proud of the Sprouts team for delivering our 40th consecutive quarter of positive comps, strong new store productivity and new market entries in Florida and North Carolina,” said Amin Maredia, chief executive officer of Sprouts Farmers Market. “Sprouts was the first grocer to combine fresh, natural and organic foods with value prices, and we continue to differentiate through our high level of customer service and unique product offerings. Our focus remains on our strategic priorities of category innovation, developing team members, enhancing the customer experience and investing in infrastructure to support our long-term growth.”

First Quarter 2017 Financial Results

Net sales for the first quarter of 2017 were $1.1 billion, a 14% increase compared to the same period in 2016.   Net sales growth was driven by a 1.1% increase in comparable store sales and strong performance in new stores opened.

Gross profit for the quarter increased 10% to $337 million, resulting in a gross profit margin of 29.8%, a decrease of 110 basis points compared to the same period in 2016.  This primarily reflects cycling the positive impact experienced in the prior year due to deflation without the corresponding promotional environment, as well as higher occupancy costs.

Direct store expense (“DSE”) for the quarter increased 18% to $229 million, or 20.3% of sales, compared to 19.5% in the same period in 2016.  This primarily reflects higher payroll and benefit costs, in part due to deleverage of fixed costs associated with lower comparable store sales growth, and an increase in depreciation expense from higher unit growth in 2016.

Selling, general and administrative expenses (“SG&A”) for the quarter increased 4% to $32 million, or 2.8% of sales, compared to 3.1% in the same period in 2016. This primarily reflects timing of investments related to our strategic initiatives, as well as lower net marketing and stock-based compensation expenses, as compared to the prior year.

Net income for the quarter was $46 million, flat as compared to net income for the same period in 2016. Diluted earnings per share was $0.33, an increase of $0.03 or 10%, as compared to diluted earnings per share of $0.30 for the same period in 2016. This increase was driven by higher sales, fewer shares outstanding due to our repurchase program and a lower effective tax rate primarily related to the 2017 change in accounting standards for stock-based compensation.

Growth and Development

During the first quarter of 2017, we opened 8 new stores: one each in Arizona, Florida, Kansas and North Carolina and two each in California and Georgia.  Seven additional stores have been opened in the second quarter to date, resulting in a total of 268 stores in 15 states as of May 4, 2017.

Leverage and Liquidity

We generated cash from operations of $115 million for the first quarter of 2017 and invested $57 million in capital expenditures net of landlord reimbursement, primarily for new stores. In addition, we purchased 4.1 million shares of common stock for a total investment of $80 million, fully utilizing our prior $250 million share repurchase authorization. We have $250 million outstanding on our current share repurchase authorization. We ended the quarter with a $285 million balance on our revolving credit facility, $25 million of letters of credit outstanding under the facility, and $21 million in cash and cash equivalents.

2017 Outlook

The following provides information on our guidance for 2017:

	Full-year 2017 Current Guidance	Full-year 2017 Prior Guidance
Net sales growth	12.5% - 13.5%	12% - 13%
Unit growth	32 new stores	32 new stores
Comparable store sales growth	0.5% to 1.5%	0.0% to 1.0%
Diluted earnings per share	$0.87 to $0.91 (1)	$0.86 to $0.90
Capital expenditures	$155M to $165M	$155M to $165M
(net of landlord reimbursements)

(1)

Guidance includes an estimated effective tax rate of 35% for 2017. The lower effective tax rate is due to the change in accounting standard related to the recognition of excess tax benefits for stock-based compensation and the associated effect of actual and estimated option exercises for the year.

First Quarter 2017 Conference Call

We will hold a conference call at 7 a.m. Pacific Daylight Time (10 a.m. Eastern Daylight Time) on Thursday, May 4, 2017, during which Sprouts executives will further discuss our first quarter 2017 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: Dial +1-408-337-0130
•	Conference ID: 3496002

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 3496002.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance, outlook and new store openings for 2017. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. Sprouts offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 25,000 team members and operates more than 260 stores in fifteen states from coast to coast. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended
	April 2, 2017	April 3, 2016
Net sales	$1,130,645	$993,241
Cost of sales, buying and occupancy	793,359	686,728
Gross profit	337,286	306,513
Direct store expenses	229,149	193,815
Selling, general and administrative expenses	32,168	30,896
Store pre-opening costs	3,458	3,966
Income from operations	72,511	77,836
Interest expense	(4,738)	(3,601)
Other income	95	101
Income before income taxes	67,868	74,336
Income tax provision	(21,581)	(28,129)
Net income	$46,287	$46,207
Net income per share:
Basic	$0.34	$0.31
Diluted	$0.33	$0.30
Weighted average shares outstanding:
Basic	137,069	150,723
Diluted	140,147	153,144

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	April 2, 2017	January 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,326	$12,465
Accounts receivable, net	24,698	25,228
Inventories	204,267	204,464
Prepaid expenses and other current assets	23,218	21,869
Total current assets	273,509	264,026
Property and equipment, net of accumulated depreciation	653,360	604,660
Intangible assets, net of accumulated amortization	197,257	197,608
Goodwill	368,078	368,078
Other assets	5,435	5,521
Total assets	$1,497,639	$1,439,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191,825	$157,550
Accrued salaries and benefits	31,217	32,859
Other accrued liabilities	55,937	56,376
Current portion of capital and financing lease obligations	10,619	12,370
Income tax payable	10,526	—
Total current liabilities	300,124	259,155
Long-term capital and financing lease obligations	119,373	117,366
Long-term debt	285,000	255,000
Other long-term liabilities	121,068	116,200
Deferred income tax liability	28,140	19,263
Total liabilities	853,705	766,984
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 137,261,840 and 140,256,313 shares issued and outstanding, April 2, 2017 and January 1, 2017, respectively	137	140
Additional paid-in capital	602,006	597,269
Retained earnings	41,791	75,500
Total stockholders’ equity	643,934	672,909
Total liabilities and stockholders’ equity	$1,497,639	$1,439,893

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended
	April 2, 2017	April 3, 2016
Cash flows from operating activities
Net income	$46,287	$46,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,622	18,832
Accretion of asset retirement obligation and closed store reserve	19	80
Amortization of financing fees and debt issuance costs	116	116
(Gain) / Loss on disposal of property and equipment	45	(117)
Equity-based compensation	2,446	2,656
Deferred income taxes	8,878	7,410
Changes in operating assets and liabilities:
Accounts receivable	213	5,638
Inventories	196	(7,119)
Prepaid expenses and other current assets	(1,350)	4,547
Other assets	(27)	(4,876)
Accounts payable	21,466	15,578
Accrued salaries and benefits	(1,642)	(5,068)
Other accrued liabilities and income taxes payable	10,081	5,105
Other long-term liabilities	5,187	8,958
Cash flows from operating activities	114,537	97,947
Cash flows from investing activities
Purchases of property and equipment	(57,205)	(34,000)
Proceeds from sale of property and equipment	30	662
Purchase of leasehold interests	—	(138)
Cash flows used in investing activities	(57,175)	(33,476)
Cash flows from financing activities
Proceeds from revolving credit facility	60,000	—
Payments on revolving credit facility	(30,000)	—
Payments on capital and financing lease obligations	(1,093)	(1,078)
Cash from landlords related to financing lease obligations	300	—
Repurchase of common stock	(80,000)	(59,308)
Proceeds from exercise of stock options	2,292	1,933
Excess tax benefit for exercise of stock options	—	3,563
Cash flows used in financing activities	(48,501)	(54,890)
Increase in cash and cash equivalents	8,861	9,581
Cash and cash equivalents at beginning of the period	12,465	136,069
Cash and cash equivalents at the end of the period	$21,326	$145,650

 Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the company has referenced EBITDA. This measure is not in accordance with, and is not intended as an alternative to, GAAP. The company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trend relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the company, and is a component of incentive compensation. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in the growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of EBITDA to net income for the thirteen weeks ended April 2, 2017 and April 3, 2016:

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended
	April 2, 2017	April 3, 2016
Net income	$46,287	$46,207
Income tax provision	21,581	28,129
Interest expense, net	4,738	3,601
Earnings before interest and taxes (EBIT)	72,606	77,937
Depreciation, amortization and accretion	22,641	18,912
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$95,247	$96,849

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

5/4/17